EXHIBIT 10.2

Executive Employment Contract

This Executive Employment Agreement (this “Agreement”) is made this 21st day of December 2016 and effective December 1, 2016 (the “Effective Date”) by and between Nexeon MedSystems Inc., a Nevada Corporation (“Company”) and Christopher R. Miller (“Executive”). Company and Executive are referred to collectively as “Parties and individually as a “Party”.

BACKGROUND

WHEREAS, the Company wishes to hire Executive as Chief Financial Officer.

The Parties agree as follows:

1.       Employment. Company hereby employs Executive, and Executive hereby accepts such employment, subject to the terms and conditions set forth in this Agreement.

2.       Duties.

2.1 Position. Executive is employed as Chief Financial Officer.

2.2 Reasonable Business Efforts. Executive will expend his reasonable business efforts on behalf of the Company, and will abide by all policies made by the Company, as well as all applicable US federal, state and local laws and regulations. Executive may engage in other business activities as long as those activities do not adversely affect the Company and those activities are disclosed to the Board of Directors of the Company (the “Board”).

2.3       Services. Executive shall report to the CEO. Except as modified from time to time by the CEO, Executive’s responsibilities shall include:

•	Developing pro forma financial projections and driving the annual enterprise budgeting process along with providing key financial inputs into enterprise strategy development;
•	Proactively managing cash flow and financial capital including performing analysis to improve key business decisions focusing on working capital management, and communicating implications of capital decisions to the CEO and Board of Directors;
•	Leading the finance/accounting team and developing talent within the finance/accounting functions;
•	Managing enterprise accounting activity, transaction processing and coordination of U.S. and European divisions to produce consolidated financial reporting to meet organizational and SEC reporting requirements;
•	Developing and managing an enterprise sales and franchise tax strategy for U.S. and European divisions;
•	Developing, implementing and managing a risk management process which is an integral part of the on-going organizational processes and protects enterprise value.

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•	Ensuring appropriate and satisfactory systems are in place for monitoring group performance against plans and budgets;
•	Providing such information to the Board of Directors, as the Board and the CEO require, in order for the CEO and Board to assess the performance and the achievement of the agreed upon strategy and budget; and
•	Reporting to the CEO, who shall have the authority to direct, control and supervise the activities of the Executive.

2.4       Work Location. Executive’s principal place of work shall be located Phoenix, Arizona, or such other location as the Parties may mutually agree upon from time to time.

3.       Benefits. Executive shall be eligible to participate in various company benefit programs, as they become available, pursuant to the terms of the Company’s applicable benefit plans and policies available to other similarly situated employees of the Company.

4.       Compensation.

4.1       Initial Base Salary. As compensation for the performance of Executive’s duties hereunder, Company shall pay to Executive a Base Salary (herein so called), payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions in the following amounts.

Effective Date through December 31, 2017 - $125,000 per year

January 1, 2018 through December 31, 2018 - $150,000 per year

January 1, 2019 through end of Term - $175,000 per year

In the event either Party, for any reason, terminates Executive’s employment under this Agreement Executive will earn the Base Salary prorated to the date of termination. The prorated Base Salary will be based on a thirty (30) day calendar month.

4.2        Bonus Compensation. In addition to the base annual salary described in Section 4.1 of this Agreement, Executive shall be eligible for an annual performance-based bonus. Executive’s standard bonus percentage is twenty percent (20%) of his annual base salary, to be earned by satisfactorily meeting criteria established by the CEO and approved by the Company’s Board of Directors Compensation Committee prior to March 1, each year. Executive will receive the full twenty percent (20%) bonus amount if such criteria are satisfactorily met. In the event that Executive’s performance exceeds this standard, Executive may be considered for a bonus in an amount larger than the standard bonus percentage stated above. In the event that Executive’s performance falls short of this standard, Executive may receive less than the full bonus percentage. A minimum of seventy percent (70%) of the annual Bonus Compensation shall be paid in cash, and the balance shall be paid in unrestricted common stock, or such other mutually agreeable consideration. During the Term of this Agreement, the yearly annual bonus shall be paid within sixty (60) days of the calendar year end.

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4.3.       Stock Options: The Company shall issue to Executive stock options in the amount of 306,000 shares of the Company’s restricted Common Stock pursuant to the Company’s 2016 Omnibus Incentive Plan (the “Option Shares”). The Option Shares shall vest at the rate of 8,500 shares per month for a period of thirty Six (36) months. The Option Shares exercise strike price and term, in addition to other terms and conditions, shall be set forth in an Option Share Agreement by and between the Company and Executive. Any Option Shares that have not yet been vested as of the date of the end of the Term (as defined below) shall be subject to forfeiture as set forth below.

4.4       Stock Award. For prior and then ongoing consulting services the Company issued to Executive in January 2016 252,000 shares, at par value of $0.001, (the “Shares”) of the Company’s restricted Common Stock. On the Effective Date hereof 148,000 Shares are vested and the remaining 104,000 shares shall vest at the rate of 8,000 shares per month for a period of thirteen (13) months.

4.5       Forfeiture of Stock Not Vested. The certificate evidencing the award shall be registered on the Company's books in the name of the Executive. Physical possession or custody of such certificate(s) may be retained by the Company until such time as the Options are vested. The Company reserves the right, once the Option Shares are issued, to place a legend on the Option Share certificate(s) restricting the transferability of such certificate(s) and referring to the terms and conditions (including forfeiture) approved by the Board and applicable to the Restricted Shares represented by the certificate(s). Even though Restricted Shares shall not have vested, the Executive shall be entitled to all rights of a stockholder of the Company, including the right to receive dividends with respect to such Restricted Shares.

Any Restricted Shares not vested as of the end of the Term, or pursuant to Section 6 hereof, shall be deemed forfeited and shall be deemed transferred to the Company. Any Restricted Shares which are not vested are not transferable by the Executive by means of sale, assignment, exchange, pledge, or otherwise. Vested shares shall nevertheless continue to be subject to any restriction imposed under applicable securities laws.

5.       Term. The term of the employment relationship is for three (3) years after the Effective Date (the “Term”). This Agreement shall automatically renew for an additional one year term unless a termination notice is provided in writing to the other party 90 days prior to the expiration of the Term. The Term may however be terminated earlier as set forth in section 6 below.

6.       Termination of Executive’s Employment.

6.1       Termination for Cause by the Company. Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (a) conviction of a felony that constitutes gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive’s obligations or otherwise relating to the business of Company, or for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; or (b) Executive’s material breach of this Agreement or any other agreement between Company and Executive. In the event Executive’s employment is terminated in accordance with this Subsection 6.1, Executive shall be entitled to all accrued compensation, including vested Stock Options, up through the date of termination but shall not be entitled to additional severance payments.

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6.2       Termination Without Cause by the Company. Company may terminate Executive’s employment under this Agreement without Cause at any time on Thirty (30) days advance written notice to Executive. In the event of such termination, Executive will receive the Base Salary then in effect, prorated to the date of termination. In addition, Executive will receive a severance payment equivalent to Ninety (90) days of the Base Salary less federal and state income and employment taxes.

6.3       Termination Upon Death or Disability. Executive’s employment shall be terminated by the death of the Executive. In the event of the Disability (as hereinafter defined) of the Executive during his employment, the Company shall have the right to terminate the employment of Executive upon giving thirty (30) days advance written notice to that effect to the Executive, provided that the Executive shall not have returned to active service with the Company prior to the end of such thirty (30) day notice period. For purposes of this Agreement, the term “Disability” means any physical or mental disability or incapacity that can be expected to result in death or that has rendered the Executive incapable of performing the essential functions required of the Executive in accordance with the obligations under Section 2 hereof for a period of six (6) consecutive months or for shorter periods aggregating to 9 months during any consecutive twelve (12) months period. If Executive is terminated as a result of death, Executive’s estate shall receive thirty (30) days severance less federal and state income and employment taxes. In the event of termination due to Disability, Executive will receive a severance payment equivalent to ninety (90) days severance, less federal and state income and employment taxes.

6.4       Termination for Good Reason. The Executive, upon ninety (90) days’ prior written notice given to the Company, shall have the right at any time to terminate the Executive’s employment with the Company for Good Reason. “Good Reason” shall mean (i) the occurrence, without the Executive’s express written consent, of a material reduction in the level of the Executives compensation or material reduction in Executive’s duties and responsibilities, unless such reduction applies to all similarly situated employees; (ii) a demand, without the Executive’s express written consent, that the Executive relocate to an office of the Company more than fifty (50) miles from the office in which the Executive was previously employed; or (iii) the Company’s uncured breach of a material term of this Agreement.

In the event the Executive’s employment is terminated for Good Reason, Executive will receive a severance payment equivalent ninety (90) days of Base Salary, less federal and state income and employment taxes.

6.5       Notice and Opportunity to Cure.Notwithstanding the foregoing, it shall be a condition precedent to the Company’s right to terminate the Executive’s employment for Cause and the Executive’s right to terminate employment for Good Reason that (i) the Party seeking the termination shall first have given the other Party written notice stating with specificity the reason for the termination (“breach”) and (ii) if such breach is susceptible of cure or remedy, a period of 30days from and after the giving of such notice shall have elapsed without the breaching Party having substantially cured or remedied such breach during such 30 day period, unless such breach cannot be cured or remedied within 30 days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional 30 days) provided the breaching Party has made and continues to make a diligent effort to effect such remedy or cure.

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6.6       Voluntary Resignation by Executive. Executive may voluntarily resign Executive’s position with Company at any time on thirty (30) days’ advance written notice to the Company’s Board. In the event Executive’s resignation is without Good Reason, Executive shall be entitled to receive only the Base Salary and vested Stock Options then in effect, prorated to the date of termination. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.

7.       Conditions to Receive Severance. As a condition to receiving any severance, Executive agrees to execute a full general release satisfactory to the Company, releasing all claims, known or unknown that Executive may have against Company arising out of or in any way related to Executive’s employment or termination of employment with Company prior to receipt of the severance package.

8.       Non-Solicitation of Employees. Executive agrees that for a period of two (2) years year after the termination of his employment Agreement, Executive shall not recruit, attempt to recruit or directly or indirectly participate in the recruitment of, any Company employee; provided, however, any general public recruitment responded to by Company employees will not breach this offer.

9.       Non-Solicitation of Customers or Prospects. Executive agrees that during the term of this Agreement and for a period of one (1) year after the termination of his employment, Executive will not, either directly or indirectly solicit, separately or in association with others, attempt to solicit, canvass or interfere with any current customer, or supplier of the Company with whom Executive had a relationship while working for the Company in a manner that directly competes with the Company.

10.       Confidentiality.

(a)       The Executive acknowledges that, by reason of the Executive’s employment by Company, Executive will have access to confidential information of the Company (“Confidential Information”). The Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and covenants that, both during and after the Term, the Executive will not disclose any Confidential Information to any person or entity (except as the Executive’s duties as an employee or director of the Company may require) without the prior written authorization of the Board. The obligation of confidentiality imposed by this Section 10 shall not apply to Confidential Information that otherwise becomes known to the public through no act of the Executive in breach of this Agreement or which is required to be disclosed by court order or applicable law. The provisions of this Section 10 shall remain in full force and effect for a period of 3 years after expiration of the Term.

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(b)       Confidential Information includes all records, designs, business plans, financial statements, customer lists, manuals, memoranda, lists, research and development plans, Intellectual Property and other property delivered to or compiled by the Executive by or on behalf of the Company or its providers, clients or customers that pertain to the business of the Company shall be and remain the property of the Company and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities, research and development, Intellectual Property or future plans of the Company that is collected by the Executive shall be delivered promptly to the Company without request by it upon termination of the Executive’s employment. For purposes of this Section 10(b), “Intellectual Property” shall mean patents, copyrights, trademarks, trade dress, trade secrets, other such rights, and any applications. The phrase, “Confidential Information” does not include information that (i) was lawfully in Executive’s possession prior to disclosure of such information by the Company; (ii) was, or at any time becomes, available in the public domain other than through a violation of this Agreement; (iii) is documented by Executive as having been developed by Executive outside the scope of Executive rendering services hereunder and independently; or (iv) is furnished to Executive by a third party not under an obligation of confidentiality to the Company.

(c)       Executive will be allowed to disclose such information of the Company to the extent that such disclosure is:

(i)        duly approved in writing by the Company;

(ii)        necessary for Executive to enforce Executive’s rights under this Agreement in connection with a legal proceeding; or

(iii)        required by law or by the order of a court or similar judicial or administrative body.

11.       Inventions. The Executive is hereby retained in a capacity such that the Executive’s responsibilities may include the making of technical and managerial contributions of value to the Company. The Executive hereby assigns to the Company all rights, title and interest in such contributions and inventions made or conceived by the Executive alone or jointly with others during the Term. This assignment shall include (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent applications filed and patents issuing thereon, and (c) the right to obtain copyright, trademark or trade name protection for any such work product. The Executive shall promptly and fully disclose all such contributions and inventions to the Company and assist the Company in obtaining and protecting the rights therein (including patents thereon), in any and all countries; provided, however, that said contributions and inventions will be the property of the Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be. Inventions conceived by the Executive, which are not related to the business of the Company, will remain the property of the Executive, and notwithstanding the foregoing, the Company shall not have any right, title or interest in any work product or copyrightable work developed outside of work hours and without the use of Company resources that does not relate to the Company’s business and does not result from any work performed by the Executive for the Company.

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12.       Additional Representations of Executive. Executive represents and warrants to the Company that Executive is not Party to any written or oral agreement with any third Party that would restrict Executive’s ability to enter into the Confidentiality and Proprietary Information Agreement or to perform Executive’s obligations hereunder and that Executive will not, by joining the Company, breach any non-disclosure, proprietary rights, non-competition, non-solicitation or other covenant in favor of any third Party.

13.       General.

13.1       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, administrators, estate, beneficiaries, and legal representatives. Neither Party may assign this Agreement without the consent of the other Party. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.

13.2       Waiver. Either Party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that Party thereafter from enforcing each and every other provision of this Agreement.

13.3       Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing Party.

13.4       Governing Law; Venue and Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada.

13.5       Counterparts. The Parties agree that this Agreement may be executed in identical counterparts. The Agreement will be binding and enforceable on all Parties even though signed in counterparts.

14.       Entire Agreement. This Agreement constitutes the entire understanding between Executive and the Company relating to Executive’s employment. This Agreement supersedes and replaces any prior verbal or written agreements between the Company and Executive. This Agreement may not be modified or amended except by a written agreement signed by both Executive and a person authorized by the Board of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Nexeon MedSystems Inc

By:	/s/ William M. Rosellini	/s/ Christopher R. Miller
Name: William M. Rosellini Its: Chief Executive Officer		Christopher R. Miller, Individually

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NEXEON MEDSYSTEMS INC
2016 Omnibus Incentive Plan
Stock Option Award Agreement

Nexeon MedSystems Inc (the “Company”), pursuant to its 2016 Omnibus Incentive Plan (the “Plan”), hereby grants an Option to purchase shares of the Company’s common stock to you, the Participant named below. The terms and conditions of the Option Award are set forth in this Agreement, consisting of this cover page and the Option Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Name of Participant: Christopher Miller
No. of Shares Covered: 306,000	Grant Effective Date: December 1, 2016
Exercise Price Per Share: $1.00 PER OPTION	Expiration Date: Each Option shall expire 36 months from the date of Vesting

The Company shall issue to Participant stock options in the amount of 306,000 shares of the Company’s restricted Common Stock pursuant to the Company’s 2016 Omnibus Incentive Plan (the “Option Shares”). The Option Shares shall vest at the rate of 8,500 shares per month for a period of thirty Six (36) months. The Option Shares exercise strike price and term, in addition to other terms and conditions, shall be set forth in an Option Share Agreement by and between the Company and Executive.

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding your right to purchase shares of the Company’s common stock pursuant to this Option.

PARTICIPANT:	NEXEON MEDSYSTEMS, INC.

/s/ Christopher Miller	By:	/s/ William Rosellini
Name: Christopher Miller	William Rosellini, CEO

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NEXEON MEDSYSTEMS INC
2016 Omnibus Incentive Plan

Option Terms and Conditions

1.	Incentive Stock Option. This Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and will be interpreted accordingly. To the extent that, for any reason, the Option does not qualify as an incentive stock option under Code Section 422, the Option will be treated as a non-statutory stock option, subject to the tax consequences applicable to such options.

2.	Vesting and Exercisability of Option.

(a)       Scheduled Vesting. This Option will vest and become exercisable as to the number of Shares and on the dates specified in the Vesting and Exercise Schedule on the cover page to this Agreement, so long as your Service to the Company does not end. The Vesting and Exercise Schedule is cumulative, meaning that to the extent the Option has not already been exercised and has not expired or been terminated or cancelled, you or the person otherwise entitled to exercise the Option as provided in this Agreement may at any time purchase all or any portion of the Shares subject to the vested portion of the Option.

(b)       Accelerated Vesting. Notwithstanding Section 2(a), if and to the extent this Option is continued, assumed or replaced in connection with a Change in Control, and if within one year after such Change in Control you experience an involuntary termination of Service for reasons other than Cause, then this Option (or any replacement award) shall immediately vest and become exercisable in full and shall remain exercisable for one year following your termination of Service. In addition, vesting and exercisability of this Option may be accelerated during the term of the Option under the circumstances described in Sections 12(b) and 12(c) of the Plan, and at the discretion of the Committee in accordance with Section 3(b)(2) of the Plan.

3.	Expiration. This Option will expire and will no longer be exercisable at 5:00 p.m. Central Time on the earliest of:

(a)	the expiration date specified on the cover page of this Agreement;

(b)	upon your termination of Service for Cause;

(c)	upon the expiration of any applicable period specified in Section 6(e) of the Plan or Section 2 of this Agreement during which this Option may be exercised after your termination of Service; or

(d)	the date (if any) fixed for termination or cancellation of this Option pursuant to Section 12 of the Plan.

4.	Service Requirement. Except as otherwise provided in Section 6(e) of the Plan or Section 2 of this Agreement, this Option may be exercised only while you continue to provide Service to the Company or any Affiliate, and only if you have continuously provided such Service since the Grant Date of this Option.

5.	Exercise of Option. Subject to Section 4, the vested and exercisable portion of this Option may be exercised in whole or in part at any time during the Option term by delivering a written notice of exercise to the Company’s Chief Financial Officer or to such other party as may be designated by such officer, and by providing for payment of the exercise price of the Shares being acquired and any related withholding taxes. The notice of exercise must be in a form approved by the Company and state the number of Shares to be purchased, the method of payment of the aggregate exercise price and the directions for the delivery of the Shares to be acquired, and must be signed or otherwise authenticated by the person exercising the Option. If you are not the person exercising the Option, the person submitting the notice also must submit appropriate proof of his/her right to exercise the Option.

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6.	Payment of Exercise Price. When you submit your notice of exercise, you must include payment of the exercise price of the Shares being purchased through one or a combination of the following methods:

(a)	cash (including personal check, cashier’s check or money order);

(b)	by means of a broker-assisted cashless exercise in which you irrevocably instruct your broker to deliver proceeds of a sale of all or a portion of the Shares to be issued pursuant to the exercise to the Company in payment of the exercise price of such Shares; or

(c)	by delivery to the Company of Shares (by actual delivery or attestation of ownership in a form approved by the Company) already owned by you that are not subject to any security interest and that have an aggregate Fair Market Value on the date of exercise equal to the exercise price of the Shares being purchased.

However, if the Committee determines, in any given circumstance, that payment of the exercise price with Shares is undesirable for any reason, you will not be permitted to pay any portion of the exercise price in that manner.

7.	Tax Consequences. You hereby acknowledge that if any Shares received pursuant to the exercise of any portion of this Option are sold within two years from the Grant Date or within one year from the effective date of exercise of this Option, or if certain other requirements of the Code are not satisfied, such Shares will be deemed under the Code not to have been acquired by you pursuant to an “incentive stock option” as defined in the Code. You agree to promptly notify the Company if you sell any Shares received upon the exercise of this Option within the time periods specified in the previous sentence. The Company shall not be liable to you if this Option for any reason is deemed not to be an “incentive stock option” within the meaning of the Code.

8.	Delivery of Shares. As soon as practicable after the Company receives the notice of exercise and payment of the exercise price as provided above, and has determined that all other conditions to exercise, including compliance with applicable laws as provided in Section 18(c) of the Plan, have been satisfied, it shall deliver to the person exercising the Option, in the name of such person, the Shares being purchased, as evidenced by issuance of a stock certificate or certificates, electronic delivery of such Shares to a brokerage account designated by such person, or book-entry registration of such Shares with the Company’s transfer agent. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable.

9.	Transfer of Option. During your lifetime, only you (or your guardian or legal representative in the event of legal incapacity) may exercise this Option. You may not assign or transfer this Option except for a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan. The Option held by any such transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to its transfer and may be exercised by such transferee as and to the extent that the Option has become exercisable and has not terminated in accordance with the provisions of the Plan and this Agreement.

10.	No Stockholder Rights Before Exercise. Neither you nor any permitted transferee of this Option will have any of the rights of a stockholder of the Company with respect to any Shares subject to this Option until a certificate evidencing such Shares has been issued, electronic delivery of such Shares has been made to your designated brokerage account, or an appropriate book entry in the Company’s stock register has been made. No adjustments shall be made for dividends or other rights if the applicable record date occurs before your stock certificate has been issued, electronic delivery of your Shares has been made to your designated brokerage account, or an appropriate book entry in the Company's stock register has been made, except as otherwise described in the Plan.

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11.	Governing Plan Document. This Agreement and Option are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

12.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Nevada (without regard to its conflicts or choice of law principles).

13.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

14.	Other Agreements. You agree that in connection with the exercise of this Option, you will execute such documents as may be necessary to become a party to any stockholder, voting or similar agreements as the Company may require.

15.	Restrictive Legends. The Company may place a legend or legends on any certificate representing Shares issued upon the exercise of this Option summarizing transfer and other restrictions to which the Shares may be subject under applicable securities laws, other provisions of this Agreement, or other agreements contemplated by Section 14 of this Agreement. You agree that in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent.

16.	Compensation Recovery Policy. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board of Directors of the Company or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

17.	Electronic Delivery and Acceptance. The Company may deliver any documents related to this Option Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

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